CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 35 to Registration Statement No. 002-78646 on Form N-1A of our report dated June 24, 2013, relating to the financial statements and financial highlights of BlackRock Summit Cash Reserves Fund (the “Fund”) of BlackRock Financial Institutions Series Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended April 30, 2013. We also consent to the references to us under the headings “Financial Highlights” and “Fund and Service Providers” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
August 28, 2013